EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For additional information, contact at 214-981-5000:

Leldon E. Echols, Executive Vice President & Chief Financial Officer
Matthew G. Moyer, Vice President — Investor Relations

CENTEX PROJECTS RECORD EARNINGS FOR FISCAL 2005
AFTER TWO TAX FREE SPIN-OFFS
Home Sales Rise 14%

DALLAS — Nov. 18, 2003: During its annual investor conference held today in New York, Centex Corporation (NYSE:CTX) announced that its net earnings per share for the fiscal year ending March 31, 2005, on a fully diluted basis and before considering the proposed 2-1 stock split announced earlier today, should range from $12.25 to $13.25. Centex also announced that its domestic home sales for the seven weeks from October 1 through November 16, 2003 are approximately 14% ahead of sales for the same time period last year.

     “The continuing strong results in our home building and financial services operations, plus the positioning of these businesses to increase revenues and earnings, largely due to our ‘homegrown’ organic growth model, allow us to forecast our ninth straight year of double digit earnings increases,” said Centex Chairman and CEO Larry Hirsch. Mr. Hirsch added, “Fully diluted net earnings from continuing operations puts the median of our fiscal 2005 guidance 20% ahead of fiscal 2004.”

     Centex spun-off Cavco Industries (NASDAQ: CVCO), a manufactured housing company, on June 30, 2003 and expects to complete the spin-off of its 65% ownership of Centex Construction Products, Inc. (NYSE: CXP) early in calendar 2004.

     Through its subsidiaries, Centex, a Fortune 250 company, ranks as one of the nation’s premier companies in the Home Building, Financial Services, Home Services and Construction Services industries.

# # #

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when Centex is discussing its beliefs, estimates or expectations. These statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. With respect to any discussions of the expected performance and results of operations of Centex, risks and uncertainties include the following: general economic conditions and interest rates; the cyclical and seasonal nature of Centex’s businesses; adverse weather; changes in property taxes and energy costs; changes in federal income tax laws and federal mortgage financial programs; governmental regulations; changes in governmental and public policy; changes in economic conditions specific to any one or more of Centex’s markets and businesses; competition; availability of raw materials; and unexpected operations difficulties. These and other factors are described in Centex’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2003, and its quarterly reports on Form 10-Q for the quarters ended June 30 and September 30, 2003, which are filed with the Securities and Exchange Commission.